EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 Federal Plaza West
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
United Community Financial Corp. Announces Earnings for the Second Quarter of 2006 and the
First Six Months of 2006.
YOUNGSTOWN, Ohio (July 19, 2006) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $6.3 million, or $0.21 per diluted share, for the three months ended June 30, 2006, compared to $6.5 million, or $0.22 per diluted share, for the three months ended June 30, 2005. Annualized return on average equity for the three months ended June 30, 2006 was 9.13% compared to 10.09% for the same period in 2005.
Net income for the six months ended June 30, 2006, was $12.4 million, or $0.42 per diluted share, compared to $11.4 million, or $0.39 per diluted share, for the six months ended June 30, 2005. Annualized return on average equity for the first six months of 2006 was 9.09% compared to 8.86% for the first six months of 2005.
Chairman and Chief Executive Officer Douglas M. McKay commented, “We are very pleased with the strong first half of 2006. We continued our positive trends of growth in loans and deposits during the period, and we were able to reward our shareholders with a nine percent increase in quarterly dividends. Going forward, the Company will build on our past success with emphasis on internal growth of our core operations and a disciplined approach to external growth. We have set ambitious goals for the year and are confident of our ability to continue to increase shareholder value.”
Second Quarter Results
Net interest income for the three months ended June 30, 2006 was $21.0 million compared to $19.3 million for the three months ended June 30, 2005. The change is primarily a result of an increase of $8.1 million in interest earned on net loans, resulting from increases in both the average balance of loans and interest on these assets.

The rise in interest earned was offset partially by increases in interest paid on deposits of $5.2 million, Federal Home Loan Bank advances of $1.2 million and repurchase agreements and other borrowings of $681,000. Rising interest rates and increases in the average balance of all these categories caused the increase in interest expense for the period.
Net interest margin for the three months ended June 30, 2006 was 3.38% compared to 3.44% for the three months ended June 30, 2005. The continued flattening of the yield curve and narrowing spreads primarily contributed to the decrease in interest margin. The Company will continue to monitor the loan portfolio composition and pricing of deposits in an effort to minimize future narrowing of the margin.
The Company recorded a provision for loan losses of $812,000 for the three months ended June 30, 2006, compared to $418,000 for the three months ended June 30, 2005. This change is a result of chargeoffs of $900,000 during the quarter as well as the continual evaluation of the entire loan portfolio that is affected by past loan loss experience, loan portfolio growth, information about specific borrower situations, estimated collateral values, general economic conditions and other factors.
Non-interest income was $9.5 million for the second quarter of 2006, compared to $10.3 million recorded for the second quarter of 2005. This change is a result of many factors, including lower income from underwriting and investment banking fees, lower gains recognized on the Company’s trading securities portfolio and on the sale of loans.
Non-interest expense increased $727,000 for the quarter ended June 30, 2006 compared to the quarter ended June 30, 2005. The change is a result of an increase in salaries and employee benefits of $495,000, an increase in occupancy expense of $138,000 and equipment and data processing expense of $211,000. These increases were offset partially by a decrease in advertising expenses, core deposit intangible amortization expense, and other expenses, including legal and audit fees.
The Company’s return on average assets and return on average equity was 0.95% and 9.13%, respectively, for the three months ended June 30, 2006. The returns on average assets and average equity were 1.09% and 10.09%, respectively, for the three months ended June 30, 2005.
Year-to-date Results
Net interest income for the six months ended June 30, 2006, grew by $3.6 million, or 9.5% over the first six months of 2005. The change is due primarily to an increase of $15.5 million in interest earned on loans and $1.1 million in interest earned on available for sale securities, offset by increases in interest expense on deposits of $9.6 million, interest expense on Federal Home Loan Bank advances of $2.2 million and repurchase agreements and other borrowings of $1.2 million. An increase in the average outstanding balance of net loans raised interest income by $7.6 million and changing interest rates accounted for the remaining $7.8 million of the increase. The increase in interest bearing liabilities raised interest expense $4.7 million while changing interest rates accounted for $8.4 million of the expense.

The Company’s net interest margin for the first six months of 2006 was 3.41%, which decreased by four basis points compared to the same period in 2005. This change was a result of the continued flat yield curve along with the migration of checking and savings accounts to higher costing money market accounts and certificates of deposit. Management continues to monitor the composition of its assets and liabilities to help mitigate the effects of a flat yield curve.
The provision for loan losses increased $500,000, or 47.6% for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. Management estimates the provision required based on an analysis using past loan loss experience, loan portfolio growth, information about specific borrower situations, estimated collateral values, general economic conditions and other factors.
Non-interest income increased $183,000 for the first six months of 2006 compared to the first six months of 2005. The increase is due to higher brokerage commissions received in 2006, higher service fee income earned by Home Savings and Butler Wick and higher gains recognized on the sale of loans. Partially offsetting the increase was a decrease in gains recognized on the sale of securities.
Non-interest expense rose $1.4 million during the period ended June 30, 2006, compared to the same period in 2005. This increase is a result of employee compensation and benefits increasing $1.4 million, which is attributable to greater commission expenses, rising healthcare costs and an increase in the number of employees. Offsetting the aforementioned increase was a decrease in other expenses consisting, in part, of legal and audit fees.
During the period ended June 30, 2006, the Company recorded a $6.7 million provision for income taxes. This is an increase of $888,000 over the same period in 2005 as a result of higher pre-tax income earned in 2006 compared to 2005. The effective tax rate at June 30, 2006 was 35.0% compared to 33.6% at June 30, 2005.
The Company’s return on average assets and return on average equity was 0.96% and 9.09%, respectively, for the six months ended June 30, 2006. The returns on average assets and average equity were 0.97% and 8.86%, respectively, for the six months ended June 30, 2005.
Financial Condition
Total assets increased $111.7 million to $2.6 billion at June 30, 2006, from $2.5 billion at December 31, 2005. This change was due primarily to increases in net loans of $107.0 million and securities of $9.0 million.
During the first six months of 2006, growth aggregating $107.0 million occurred in the loan portfolio, net of allowance for loan losses. Real estate loans increased $86.7 million, construction loans increased $12.7 million and consumer loans increased $11.0 million. These increases were offset by a decrease in commercial loans of $3.2 million. The allowance for loan losses was $16.0 million at June 30, 2006 compared to $15.7 million at December 31, 2005. Management estimates the allowance required based on an analysis using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, general economic conditions in the market area and other factors. The allowance for loan losses as a percentage of total loans was 0.72% at June 30, 2006 and 0.74% at December 31, 2005.
In order to fund the growth in the loan portfolio, the Company increased liabilities by $106.6 million. Approximately $90.3 million of this increase was in money markets and certificates of deposit. The remaining growth was due mostly to increases in repurchase agreements and other borrowings of $35.7 million and in non-interest bearing deposits of $4.0 million. This growth was partially offset by a decrease in Federal Home Loan advances of $19.8 million.
Shareholders’ equity increased $5.1 million, or 1.9%, during the period ending June 30, 2006. The increase primarily was attributable to increased earnings for the period offset by dividend payments made to shareholders. Book value per share and tangible book value per share as of June 30, 2006, were $8.72 and $7.58, respectively. For the period ending December 31, 2005, book value per share and tangible book value per share were $8.52 and $7.37, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 37 full service banking offices and 6 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 21 offices providing full service retail brokerage, capital markets and trust services throughout Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	June 30, 2006	December 31, 2005
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$31,409	$37,545
Securities	221,650	212,682
Federal Home Loan Bank stock, at cost	24,696	24,006
Loans held for sale	28,587	29,109
Loans:
Real estate	1,319,067	1,232,318
Construction	469,083	456,346
Consumer	334,560	323,515
Commercial	97,731	100,977
Allowance for loan losses	(15,970)	(15,723)

Net loans	2,204,471	2,097,433
Real estate owned and other repossessed assets	2,927	2,514
Goodwill	33,593	33,593
Core deposit intangible	1,858	2,118
Cash surrender value of life insurance	22,692	22,260
Other assets	68,666	67,590

Total assets	$2,640,549	$2,528,850

LIABILITIES
Deposits:
Interest-bearing	$1,675,266	$1,584,926
Noninterest-bearing	100,931	96,918
Federal Home Loan Bank advances	455,785	475,549
Repurchase agreements and other	110,916	75,214
Other liabilities	27,814	31,508

Total liabilities	2,370,712	2,264,115

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	144,762	143,896
Retained earnings	214,119	207,120
Accumulated other comprehensive income	(3,888)	(1,845)
Unearned compensation	(12,197)	(13,108)
Treasury stock, at cost; 6,876,573 and 6,742,345 shares, respectively	(72,959)	(71,328)

Total shareholders’ equity	269,837	264,735

Total liabilities and shareholders’ equity	$2,640,549	$2,528,850

Book value per share	$8.72	$8.52
Tangible book value per share	$7.58	$7.37

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Dollars in thousands, except per share data)

SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$41,647	$32,853	$80,273	$63,618
Interest expense	20,611	13,518	38,548	25,529

Net interest income	21,036	19,335	41,725	38,089

Provision for loan losses	812	418	1,551	1,051
Noninterest income:
Brokerage commissions	4,814	4,603	9,814	9,227
Service fees and other charges	3,209	3,073	6,407	6,190
Underwriting and investment banking	(4)	487	26	607
Net gains (losses):
Securities	(12)	249	32	270
Loans sold	466	651	1,029	899
Other	(32)	52	(27)	56
Other income:	1,092	1,182	2,064	1,913

Total noninterest income	9,533	10,297	19,345	19,162

Noninterest expense:
Salaries and employee benefits	13,005	12,510	26,528	25,122
Occupancy	1,106	968	2,214	2,015
Equipment and data processing	2,386	2,175	4,645	4,504
Amortization of core deposit intangible	127	169	260	355
Other noninterest expense	3,502	3,577	6,836	7,059

Total noninterest expense	20,126	19,399	40,483	39,055

Income before taxes	9,631	9,815	19,036	17,145
Income taxes	3,381	3,317	6,654	5,766

Net income	$6,250	$6,498	$12,382	$11,379

Basic earnings per share	$0.22	$0.23	$0.43	$0.40
Diluted earnings per share	$0.21	$0.22	$0.42	$0.39
Dividends paid per share	$0.09	$0.0825	$0.18	$0.165

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30,	March 31,	December 31,
	2006	2006	2005
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $15,970, $15,981 and $15,723, respectively)	$2,175,424	$2,104,342	$2,076,737
Loans held for sale	42,931	41,288	34,445
Securities	223,903	217,388	210,703
Margin accounts	16,366	15,626	16,394
Other interest-earning assets	28,946	27,761	28,388
Total interest-earning assets	2,487,570	2,406,405	2,366,667
Total assets	2,623,217	2,540,531	2,502,945
Certificates of deposit	1,099,823	1,085,200	1,036,628
Interest-bearing checking, demand and savings accounts	553,644	525,965	518,547
Other interest-bearing liabilities	559,287	520,698	547,758
Total interest-bearing liabilities	2,212,754	2,131,863	2,102,933
Noninterest-bearing deposits	96,889	94,977	92,833
Total noninterest-bearing liabilities	136,572	138,003	132,723
Total liabilities	2,349,326	2,269,866	2,235,656
Shareholders’ equity	273,891	270,665	267,289
Common shares outstanding for basic EPS calculation	29,029	28,989	28,867
Common shares outstanding for diluted EPS calculation	29,388	29,396	29,239

SUPPLEMENTAL LOAN DATA:

Loans originated	$285,187	$295,379	$297,898
Loans purchased	66,601	73,975	99,593
Loans sold	54,379	40,391	65,410
Loan chargeoffs	902	570	1,109
Recoveries on loans	79	90	273

	As of	As of	As of
	June 30,	March 31,	December 31,
	2006	2005	2005
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$27,161	$29,701	$24,364
Restructured loans	1,483	1,293	825
Real estate owned and other repossessed assets	2,927	2,165	2,514
Total nonperforming assets	32,273	34,167	28,181
Mortgage loans serviced for others	854,347	828,787	816,024
Securities trading, at fair value	7,031	9,211	10,812
Securities available for sale, at fair value	214,619	217,440	201,870
Federal Home Loan Bank stock, at cost	24,696	24,347	24,006

Number of full time equivalent employees	830	829	824

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.49%	8.50%	8.36%
Tier 1 risk-based capital ratio	10.34%	10.20%	10.08%
Total risk-based capital ratio	11.10%	10.97%	10.86%